INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Ames National Corporation and subsidiaries:


We consent to incorporation by reference in the registration statement on Form S-8 dated June 3, 2002 of Ames National Corporation of our report dated March 2, 2001, related to the consolidated balance sheet of Ames National Corporation and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001 annual report on Form 10-K of Ames National Corporation.



/s/ KPMG LLP
------------------------

Des Moines, Iowa
June 3, 2002




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